UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 17, 2013
Date of Report (Date of earliest event reported)

DAYSTAR TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-34052	84-1390053
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

2280 Leckie Road, Suite B
Kelowna, B.C. V1X-6G6 Canada
(Address of Principal Executive Offices) (Zip Code)

(778) 484-5159
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS

Effective March 17, 2013, Mr. Peter Lacey has resigned as Interim Chief Executive Officer, Director and Chairman of Daystar Technologies Inc. (the “Company”). There was no disagreement between Mr. Lacey and the Company regarding any matter relating to the Company’s operations, policies or practices.

On March 19, 2013, the Company announced via press release the appointment of Mr. L. Mark Roseborough, the Company’s current President, as its new Chief Executive Officer and interim Chairman.

The following is a brief biographical description of Mr. Roseborough

L. Mark Roseborough

Mr. Roseborough previously held the position as a Start-up Lead Executive for a $1.2 billion Semiconductor plant in the southern US which he will transition from in the next couple months while starting to fulfill his newly appointed role. Mr. Roseboroughwas a director of EPOD Solar Inc. from October 10, 2007 to January 8, 2010. He also held management positions with EPOD Solar from 2003 and was promoted to Vice-President and held that position from June 30, 2008 until July 30, 2009. From 1992 to 2003, Mr. Roseborough worked at Belkorp Industries, Inc. where he was Vice-President of Manufacturing having direct responsibility for the operations of three pulp and paper mills and one small oil refinery. These operations had approximately 350 employees and $300 million in revenues. From November 1999 to 2003, he also held the position as President and Chief Executive Officer of Bluewater Fiber in Port Huron, Michigan (on behalf of owner Merrill Lynch) which was a large recycle pulp mill.

The appointment was approved by the Board of Directors of the Company on March 18, 2013.

The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Daystar Technologies Inc. dated March 19, 2013, regarding the appointment of its new Chief Executive Officer and interim Chairman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

Date: March 20, 2013	By /s/ L.Mark Roseborough
L. Mark Roseborough
Chief Executive Officer